EXHIBIT 10.1

SUMMARY OF COMPENSATION PAYABLE TO NON-EMPLOYEE DIRECTORS

Effective beginning July 22, 2005, each director of the Company who is not an employee of the Company and who is not a holder or representative of a holder of 10% or more of the Company’s capital stock shall be entitled to the compensation described below. The members of the Board of Directors who are presently eligible for this compensation are: E. Vermont Blanchard, Jr., Ajit Dalvi, Carleton A. Holstrom, Joseph B. Martin, Michael M. Merzenich, David W. Smith and Paula A. Tallal.

•	For each regular or special meeting of the Board of Directors attended by such director in person or by telephone: a Board meeting fee of $1000.

•	For each regular or special meeting of any Committee of the Board of Directors attended by such director in person or by telephone: a Committee meeting fee of $1000.

•	On July 22 of each year, an award of an annual retainer of $10,000. Each eligible director who joins the Board after July 22, 2005 shall, on the date of his joining the Board, receive an award equal to $10,000 multiplied by the percentage of the year remaining until the next July 22.

•	On July 22 of each year, the Chair of the Audit Committee shall receive an award of additional annual retainer of $10,000 and the Chair of each other committee of the Board shall receive an award of an additional annual retainer of $2,000, provided in each case that the Committee chair is neither an employee of the Company nor a holder or representative of a holder of 10% or more of the Company’s stock.

•	Retainers and meeting fees may be paid either in cash or in shares of Company Common Stock, at the individual director’s election. Elections will be made in accordance with the following procedure, and are irrevocable once made.

•	Retainers shall be paid either (a) in cash, or (b) by the grant of a stock bonus under the Company’s 1999 Equity Incentive Plan for such number of shares as is equal to the award in fair market value (determined in accordance with that Plan) as of the date of the award. The director shall notify the Company no later than August 31 whether the retainer awarded as of the previous July 22 shall be paid in cash or in shares. If no such election is received by August 31, the retainer will be paid in cash.

•	For meeting fees each election will apply to all meeting fees earned during the approximately 12-month period running from July through July, commencing on the day following the regular July Board meeting and ending on the date of the regular July Board meeting in the following year (the “Election Period”). Each such election must be made by written notice to the Company given no later than August 31 of that Election Period. If no such election is received by August 31, the meeting fees will be paid in cash. The number of shares to be issued will be based on the cash amount of meeting fees earned in the upcoming Election Period divided by the Average Share Price (as defined below) for that same period. The “Average Share Price” will be determined by taking the sum of the closing prices on the dates of each of the four regular quarterly Board meetings and dividing it by four. The number of shares to be issued will be determined by dividing the total amount of meeting fees due to the director for the Election Period divided by the Average Share Price. Shares will be issued as stock bonus awards under the 1999 Employee Incentive Plan. Shares will be issued at the end of the Election Period.

•	Options granted automatically under the Company’s 1999 Non-Employee Director Stock Option Plan, as amended.